Exhibit 99.1

Date: August 3, 2016

Spectra Energy Partners Reports Second Quarter 2016 Results

HOUSTON – Spectra Energy Partners, LP (NYSE: SEP) today reported net income of $305 million, including net income from controlling interests of $287 million, for the second quarter ended June 30, 2016, with diluted earnings per limited partner unit of $0.71. The second quarter included a non-recurring special item of $6 million, which decreased diluted earnings per limited partner unit by $0.02.

Second Quarter Highlights:

•	Continued earnings growth from capital expansions

•	Approximately $6 billion of expansion projects in execution on track

•	35th consecutive quarterly distribution increase

Second quarter 2016 ongoing distributable cash flow was $281 million, compared with $321 million in the prior-year quarter. Distributions per limited partner unit for second quarter 2016 were $0.66375, compared with $0.61375 per limited partner unit in second quarter 2015.

For the quarter, ongoing earnings before interest, taxes, depreciation and amortization (EBITDA) were $448 million, compared with $456 million in the prior-year quarter.

Ongoing net income from controlling interests was $293 million for the quarter, or $0.73 diluted earnings per limited partner unit, compared with $307 million, or $0.83 diluted earnings per limited partner unit, in the prior-year quarter. Net income from controlling interests was $287 million for the quarter, or $0.71 diluted earnings per limited partner unit, compared with $307 million, or $0.83 diluted earnings per limited partner unit, in the prior-year quarter.

CEO COMMENT

“Spectra Energy Partners once again demonstrated strong ongoing earnings and cash generation thanks to our solid, fee-based business model – one which has no direct commodity exposure and little volume exposure. Our robust expansion program continued to progress as expected with projects remaining on track for their respective in-service dates,” said Greg Ebel, chief executive officer, Spectra Energy Partners. “We have increased our liquidity, enhanced our balance sheet and taken advantage of our access to attractive financing options in order to advance our continued growth.”

“We also announced our 35th consecutive quarterly cash distribution increase today, confirming the plans we shared with investors at the start of the year and our portfolio strength and cash flow reliability,” continued Ebel.

SEGMENT RESULTS

U.S. Transmission

Ongoing EBITDA from U.S. Transmission was $412 million in second quarter 2016, compared with $396 million in second quarter 2015. These results exclude a special item of $6 million in expense related to the Texas Eastern pipeline incident in Pennsylvania in second quarter 2016 and reflect increased earnings from expansion projects. These results were partially offset by a positive property tax adjustment in second quarter 2015.

Liquids

Liquids’ second quarter 2016 EBITDA was $58 million, compared with $78 million in second quarter 2015. The decrease is due almost entirely to the absence of equity earnings from Sand Hills and Southern Hills natural gas liquids (NGL) pipelines, which Spectra Energy Partners owned until October 2015.

Other

“Other” net expenses were $22 million in second quarter 2016, compared with $18 million in second quarter 2015.

Interest Expense

Interest expense was $56 million in second quarter 2016, compared with $63 million in second quarter 2015, reflecting higher capitalized interest.

Liquidity and Capital Expenditures

Total debt outstanding at Spectra Energy Partners as of June 30, 2016, was $6.6 billion, with available liquidity of $2.0 billion. Including contributions from noncontrolling interests, Spectra Energy Partners has $1.8 billion of capital expansion spending planned in 2016, which will be funded through a combination of debt and equity.

Including contributions from noncontrolling interests of $81 million, total capital spending in second quarter 2016 was $559 million, consisting of $486 million of growth capital expenditures and $73 million of maintenance capital expenditures.

Through its “At the Market” (ATM) equity issuance program, Spectra Energy Partners has received net proceeds of $358 million this year.

In addition, in April 2016, Spectra Energy purchased 10.4 million newly issued common units and 0.2 million general partner units of Spectra Energy Partners for total net proceeds of $489 million.

EXPANSION PROJECT UPDATES

The Ozark Conversion project went into service on time and began flowing product in July. Spectra Energy Partners’ other projects scheduled for 2016 in-service are on track to meet their timelines, including AIM, Loudon Expansion, Salem Lateral, and Express Enhancement.

Pre-construction work is currently under way on Sabal Trail, with full construction scheduled to begin in late summer, and in-service targeted for early summer 2017.

In July, the NEXUS and TEAL projects received a favorable FERC Draft Environmental Impact Statement (DEIS). The FERC Final Environmental Impact Statement is expected later this year, and the FERC Certificate is expected in first quarter 2017, keeping the projects on track to be in service in fourth quarter 2017.

Spectra Energy Partners also received the FERC Notice of Schedule for Access South, Adair Southwest, and the Lebanon Extension in July, and expects to receive the FERC Environmental Assessment soon, keeping these projects on target for in-service in the second half of 2017.

PennEast received its DEIS in July as well, and is expected to be in service in the second half of 2018.

Atlantic Bridge received its FERC Environmental Assessment in May and continues to move forward toward an in-service date in the second half of 2017.

The South Texas Expansion Project (STEP) in-service date has shifted to fourth quarter 2018 at the request of the customer, Comisión Federal de Electricidad (CFE), the Mexico state-owned power utility.

We continue to make progress on Access Northeast, and anticipate moving the project into execution later this year. Access Northeast is uniquely designed – both physically and contractually – to serve the needs of New England power generators, improve reliability, and save consumers an average of $1 billion per year in energy costs.

Spectra Energy continues working with co-developers Eversource and National Grid to advance state approvals for the customer agreements and is participating in the various processes currently under way:

•	In Maine, the Public Utilities Commission voted in July to endorse a contract with Access Northeast and approved the business model allowing electric utilities to enter into pipeline capacity contracts.

•	The Massachusetts Department of Public Utilities commenced hearings August 2 to review the pipeline capacity contracts submitted by affiliates of Eversource and National Grid, and is expected to deliver a decision later this year. The department ruled last fall that it had authority to approve such contracts.

•	Connecticut’s Department of Energy and Environmental Protection issued an RFP in early June for natural gas capacity, and is evaluating the submissions, with a decision expected in late August.

•	In Rhode Island, a long-term pipeline capacity contract with Access Northeast was submitted to the Public Utilities Commission in June, with a decision expected by the end of October.

The Access Northeast solution is designed to meet the needs of New England by maximizing the use of existing utility corridors and the Algonquin and Maritimes & Northeast pipelines, which directly connect to more than 60 percent of the existing ISO-New England gas-fired electric generation capacity and more than 80 percent of the new capacity that has recently cleared the ISO-New England forward capacity market. Access Northeast will cost-effectively deliver affordable natural gas when power generators need it, with new services to handle peak hours, seasonal needs, and quick starts to support intermittent wind and solar energy. In April, FERC issued the Notice of Intent to prepare an Environmental Impact Statement for Access Northeast, which continues to advance toward a late 2018 initial in-service date.

ADDITIONAL INFORMATION

Additional information about second quarter 2016 earnings can be obtained via the Spectra Energy website: www.spectraenergy.com.

The analyst call, held jointly with Spectra Energy, is scheduled for today, Wednesday, August 3, 2016, at 8 a.m. CT. The webcast will be available via the Spectra Energy and Spectra Energy Partners Investors pages. The conference call can be accessed by dialing (888) 252-3715 in the U.S. or Canada, or (706) 634-8942 internationally. The conference ID is 70917862 or “Spectra Energy / Spectra Energy Partners Earnings Call.”

A replay of the call will be available until 5 p.m. CT on Friday, September 2, 2016, by dialing (800) 585-8367 in the U.S. or Canada, or (404) 537-3406 internationally, and using the above conference ID. A replay and transcript also will be available via the Spectra Energy and Spectra Energy Partners Investors pages.

Non-GAAP Financial Measures

We use ongoing net income from controlling interests as a measure to evaluate operations of the partnership. This measure is a non-GAAP financial measure as it represents net income from controlling interests, excluding special items. Special items represent certain charges and credits which we believe will not be recurring on a regular basis. We believe that the presentation of ongoing net income from controlling interests provides useful information to investors, as it allows investors to more accurately compare our ongoing performance across periods. The most directly comparable GAAP measure for ongoing net income from controlling interests is net income from controlling interests.

We use earnings from continuing operations before interest, income taxes, and depreciation and amortization (EBITDA) and ongoing EBITDA, non-GAAP financial measures, as performance measures for Spectra Energy Partners, LP. Ongoing EBITDA represents EBITDA, excluding special items. We believe that the presentation of EBITDA and ongoing EBITDA provides useful information to investors, as it allows investors to more accurately compare Spectra Energy Partners, LP’s performance across periods. The most directly comparable GAAP measure for EBITDA and ongoing EBITDA for Spectra Energy Partners, LP is net income.

The primary performance measures used by us to evaluate segment performance are segment EBITDA and Other EBITDA. We consider segment EBITDA and Other EBITDA, which are the GAAP measures used to report segment results, to be good indicators of each segment’s operating performance from its continuing operations as they represent the results of our segments’ operations before depreciation and amortization without regard to financing methods or capital structures. Our segment EBITDA and Other EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA in the same manner.

We also use ongoing segment EBITDA as a measure of performance. Ongoing segment EBITDA is a non-GAAP financial measure, as it represents reported segment EBITDA, excluding special items. We believe that the presentation of ongoing segment EBITDA provides useful information to investors, as it allows investors to more accurately compare a segment’s ongoing performance across periods. The most directly comparable GAAP measure for ongoing segment EBITDA is segment EBITDA.

We also present Distributable Cash Flow (DCF), which is a non-GAAP financial measure. We believe that the presentation of DCF provides useful information to investors, as it represents the cash generation capabilities of the partnership to support distribution growth. We also use ongoing DCF, which is a non-GAAP financial measure, as it represents DCF, excluding the cash effect of special items. The most directly comparable GAAP measure for DCF and ongoing DCF is net income. We also use DCF coverage, which is a non-GAAP financial measure, as it represents DCF divided by distributions declared on partnership units. The most directly comparable GAAP measure for DCF coverage is Earnings-Per-Unit (EPU).

The non-GAAP financial measures presented in this press release should not be considered in isolation or as an alternative to financial measures presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures of other partnerships because other partnerships may not calculate these measures in the same manner.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas and oil industries; outcomes of litigation and regulatory investigations, proceedings or inquiries; weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms; the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates; general economic conditions, including the risk of a prolonged economic slowdown or decline, or the risk of delay in a recovery, which can affect the long-term demand for natural gas and oil and related services; potential effects arising from terrorist attacks and any consequential or other hostilities; changes in environmental, safety and other laws and regulations; the development of alternative energy resources; results and costs of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general market and economic conditions; increases in the cost of goods and services required to complete capital projects; declines in the market prices of equity and debt securities and resulting funding requirements for defined benefit pension plans; growth in opportunities, including the timing and success of efforts to develop U.S. and Canadian pipeline, storage, gathering, processing and other related infrastructure projects and the effects of competition; the performance of natural gas and oil transmission and storage, distribution, and gathering and processing facilities; the extent of success in connecting natural gas and oil supplies to gathering, processing and transmission systems and in connecting to expanding gas and oil markets; the effects of accounting pronouncements issued periodically by accounting standard-setting bodies; conditions of the capital markets during the periods covered by forward-looking statements; and the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture. These factors, as well as additional factors that could affect our forward-looking statements, are described under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information” in our 2015 Form 10-K, filed on February 25, 2016, and in our other filings made with the Securities and Exchange Commission (SEC), which are available via the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. All forward-looking statements in this release are made as of the date hereof and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Spectra Energy Partners, LP (NYSE: SEP) is a Houston-based master limited partnership, formed by Spectra Energy Corp (NYSE: SE). SEP is one of the largest pipeline MLPs in the United States and connects growing supply areas to high-demand markets for natural gas and crude oil. These assets include more than 15,000 miles of transmission and gathering pipelines, approximately 170 billion cubic feet of natural gas storage, and approximately 4.8 million barrels of crude oil storage.

Media:	Phil West
(713) 627-4964
(713) 627-4747 (24-hour media line)

Analysts and Investors:	Roni Cappadonna
(713) 627-4778

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Spectra Energy Partners, LP

Quarterly Highlights

June 2016

(Unaudited)

(In millions, except per-unit amounts)

Reported - These results include the impact of special items

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
INCOME
Operating Revenues	$618	$603	$1,242	$1,209
Total Reportable Segment EBITDA	464	474	931	927
Net Income - Controlling Interests	287	307	585	600

EBITDA BY BUSINESS SEGMENT
U.S. Transmission	$406	$396	$817	$785
Liquids	58	78	114	142

Total Reportable Segment EBITDA	464	474	931	927
Other EBITDA	(22)	(18)	(42)	(35)

Total Reportable Segment and Other EBITDA	$442	$456	$889	$892

PARTNERS’ CAPITAL
Declared Cash Distribution per Limited Partner Unit	$0.66375	$0.61375	$1.31500	$1.21500
Weighted Average Units Outstanding
Limited Partner Units	298	296	292	296
General Partner Units	6	6	6	6

DISTRIBUTABLE CASH FLOW
Distributable Cash Flow	$275	$321	$646	$675

CAPITAL AND INVESTMENT EXPENDITURES (a)
Capital expenditures - U.S. Transmission			$986	$593
Capital expenditures - Liquids			37	11
Investment expenditures - Sand Hills/Southern Hills/SESH/Penn East/Nexus			112	34

Total			$1,135	$638

U.S. TRANSMISSION
Operating Revenues	$529	$509	$1,067	$1,031
Operating Expenses
Operating, Maintenance and Other	183	156	355	327
Other Income and Expenses	60	43	105	81

EBITDA	$406	$396	$817	$785

LIQUIDS
Operating Revenues	$89	$94	$175	$178
Operating Expenses
Operating, Maintenance and Other	31	34	62	68
Other Income and Expenses	—	18	1	32

EBITDA	$58	$78	$114	$142

Express Pipeline Revenue Receipts, MBbl/d (b)	233	235	233	242
Platte PADD II Deliveries, MBbl/d	143	172	132	170
Canadian Dollar Exchange Rate, Average	1.29	1.23	1.33	1.23

			June 30,	December 31,
			2016	2015
Debt			$6,576	$6,604
Actual Units Outstanding (c)			309	291

(a)	Excludes contributions received from noncontrolling interests of $176 million in 2016 and $58 million in 2015.
(b)	Thousand barrels per day.
(c)	Increase in 2016 resulted from the “At the Market” equity issuance program and equity issuance to Spectra Energy Corp in April 2016.

Spectra Energy Partners, LP

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions)

Reported - These results include the impact of special items

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Operating Revenues	$618	$603	$1,242	$1,209
Operating Expenses	313	281	613	576

Operating Income	305	322	629	633

Other Income and Expenses	61	62	108	111
Interest Expense	56	63	112	120

Earnings Before Income Taxes	310	321	625	624
Income Tax Expense	5	5	9	7

Net Income	305	316	616	617
Net Income - Noncontrolling Interests	18	9	31	17

Net Income - Controlling Interests	$287	$307	$585	$600

Spectra Energy Partners, LP

Condensed Consolidated Balance Sheets

(Unaudited)

(In millions)

	June 30,	December 31,
	2016	2015
ASSETS
Current Assets	$553	$544
Investments and Other Assets	4,312	4,180
Net Property, Plant and Equipment	14,844	13,837
Regulatory Assets and Deferred Debits	324	290

Total Assets	$20,033	$18,851

LIABILITIES AND EQUITY
Current Liabilities	$1,401	$1,471
Long-term Debt	5,861	5,845
Deferred Credits and Other Liabilities	198	189
Equity	12,573	11,346

Total Liabilities and Equity	$20,033	$18,851

Spectra Energy Partners, LP

Distributable Cash Flow

(Unaudited)

(Dollars in Millions, except where noted)

Reported – These results include the impact of special items

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net Income	$305	$316	$616	$617
Add:
Interest expense	56	63	112	120
Income tax expense	5	5	9	7
Depreciation and amortization	77	73	154	146
Foreign currency (gain) loss	1	—	—	3
Less:
Third party interest income	2	1	2	1

EBITDA	442	456	889	892

Add:
Earnings from equity investments	(30)	(45)	(57)	(85)
Distributions from equity investments	32	70	97	124
Non-cash impairment at Ozark Gas Gathering	—	—	—	9
Other	1	3	3	6

Less:
Interest expense	56	63	112	120
Equity AFUDC	29	16	46	27
Net cash paid for income taxes	4	2	5	7
Distributions to non-controlling interests	8	9	15	16
Maintenance capital expenditures	73	73	108	101

Total Distributable Cash Flow	$275	$321	$646	$675

Spectra Energy Partners, LP

Reported to Ongoing Earnings Reconciliation

June 2016 Quarter-to-date

(Unaudited)

(In millions)

	Reported Earnings	Less: Special Items		Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION
U.S. Transmission	$406	$(6	)A	$412
Liquids	58	—		58

Total Reportable Segment EBITDA	464	(6)		470

Other	(22)	—		(22)

Total Reportable Segment and other EBITDA	$442	$(6)		$448

EARNINGS
Total Reportable Segment EBITDA and Other EBITDA	$442	$(6)		$448
Depreciation and Amortization	(77)	—		(77)
Interest Expense	(56)	—		(56)
Other Income and Expenses	1	—		1
Income Tax Expense	(5)	—		(5)

Total Net Income	305	(6)		311

Total Net Income - Noncontrolling Interests	(18)	—		(18)

Total Net Income - Controlling Interests	$287	$(6)		$293

A - Inspection and repair costs related to Texas Eastern pipeline incident in Pennsylvania

Spectra Energy Partners, LP

Reported to Ongoing Earnings Reconciliation

June 2015 Quarter-to-date

(Unaudited)

(In millions)

Reported/ Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION
U.S. Transmission	$396
Liquids	78

Total Reportable Segment EBITDA	474

Other	(18)

Total Reportable Segment and other EBITDA	$456

EARNINGS
Total Reportable Segment EBITDA and Other EBITDA	$456
Depreciation and Amortization	(73)
Interest Expense	(63)
Other Income and Expenses	1
Income Tax Expense	(5)

Total Net Income	316

Total Net Income - Noncontrolling Interests	(9)

Total Net Income - Controlling Interests	$307

Spectra Energy Partners, LP

Reported to Ongoing Distributable Cash Flow Reconciliation

Unaudited

(In millions)

	Quarter-To-Date			Quarter-To-Date
	June 30, 2016			June 30, 2015
	Reported	Less: Special Items	Ongoing	Reported/ Ongoing
Net Income	$305	$(6)	$311	$316
Add:
Interest expense	56	—	56	63
Income tax expense	5	—	5	5
Depreciation and amortization	77	—	77	73
Foreign currency loss	1	—	1	—
Less:
Third party interest income	2	—	2	1

EBITDA	442	(6)	448	456

Add:
Earnings from equity investments	(30)	—	(30)	(45)
Distributions from equity investments	32	—	32	70
Other	1	—	1	3

Less:
Interest expense	56	—	56	63
Equity AFUDC	29	—	29	16
Net cash paid for income taxes	4	—	4	2
Distributions to non-controlling interests	8	—	8	9
Maintenance capital expenditures	73	—	73	73

Total Distributable Cash Flow	$275	$(6)	$281	$321